Exhibit 5.1

Plaza VII, Suite 3300
45 South Seventh Street
Minneapolis, MN 55402-1609

612.607.7000
Fax 612.607.7100

April 16, 2008

Verso Technologies, Inc.
400 Galleria Parkway, Suite 300
Atlanta, GA 30339

Re: Verso Technologies, Inc. - Registration Statement on Form S-8
Ladies and Gentlemen:

We have acted as special Minnesota law counsel to Verso Technologies, Inc., a Minnesota corporation (the “Company”), in connection with the registration by the Company of 10,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company issuable under the Verso Technologies, Inc. 2007 Stock Incentive Plan, pursuant to a registration statement on Form S‑8 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”).  The 10,000,000 shares of Common Stock of the Company issuable under the Verso Technologies, Inc. 2007 Stock Incentive Plan (the “Plan”) are collectively referred to herein as the “Shares.”
In our capacity as special counsel for the Company in connection with such registration and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.  In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that: (i) the Company has the corporate authority to issue the Shares in the manner and under the terms set forth in the Registration Statement; and (ii) the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Plan and any relevant agreements thereunder and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.
We express no opinion with respect to laws other than the laws of the State of Minnesota and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

Very truly yours,

/s/ Oppenheimer Wolff & Donnelly LLP